EXHIBIT 10.2

DIRECTOR SHARE AWARD AGREEMENT
(NON-EMPLOYEE DIRECTOR)

To: _______________ (“you”)

From:	Human Resources and Compensation Committee of the ESCO Technologies Inc. (“Company”) Board of Directors (the “Committee”)

Subject:	Equity Award under the Company’s [name of applicable plan] (the “Plan”)

1.                   Notice of Award.

(a)       I am pleased to advise you that the Committee has awarded to you a Restricted Stock Unit Award of _______ units of ESCO Technologies Inc. Common Stock (the “Award Shares”) effective __________, 20__ (the “Award Date”), based upon the fair market value on _________. This Award and the Award Shares are subject to the terms and conditions set forth in this Equity Award Agreement (“Agreement”) and to the applicable provisions and definitions set forth in the Plan. See also Attachment A.

2.                   Vesting.

(a)       The Award Shares are subject to a one-year vesting period ending at the close of business on the first anniversary of the Award Date (the “Vesting Date”). Prior to the Vesting Date the Award Shares will be represented by a number of “Stock Units” equal to the number of Award Shares and held in a bookkeeping account. In the event a dividend is paid on the Common Stock between the Award Date and the Vesting Date, an additional number of Stock Units will be accrued in your account equal to (A) the number of Stock Units held before the dividend, multiplied by (B) the dividend per share of Common Stock, divided by (C) the NYSE closing price of the Common Stock on the dividend date, carried to four decimal places.

(b)       If you remain continuously in service as a member of the Board from the Award Date through the Vesting Date, then you will become entitled to receive a number of whole shares of Common Stock equal to the whole number of shares of Stock Units in your account as of the Vesting Date, distributable as of the next NYSE trading day after the Vesting Date, and any fractional share shall be paid in cash in an amount equal to the fractional share multiplied by the fair market value per share as of the Vesting Date, subject to the provisions of Section 2 below .

(c)       Your rights in the event of a Change of Control or your death, disability or retirement prior to the Vesting Date are as set forth in the Plan.

3.                   Elective Deferrals. The shares underlying the Award are eligible for elective deferrals pursuant to the terms of the [name of applicable plan], as amended. However, in the event of an elective deferral, the period between the Award Date and the Vesting Date will constitute part of the initial deferral period.

4.                   Choice of Law; Venue. This Award shall be construed and administered in accordance with the laws of the State of Missouri without regard to the principles of conflicts of law which might otherwise apply. In light of the fact that the Company is headquartered in St. Louis, Missouri, the Plan was established and is administered in the State of Missouri and the majority of the Committee’s meetings are held in the State of Missouri, any litigation concerning any aspect of this Award shall be conducted exclusively in the State or Federal Courts in the State of Missouri.

5.                   Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.

6.                   Amendment. This Award may be amended by written consent between the Company and you.

Executed and agreed to ______________, 20__.

ESCO TECHNOLOGIES INC.

By:
	Vice President	Director

Attachment A

The principal provisions of the Director Share Award Agreement to which this Appendix A is attached are summarized as follows:

•	Only non-management Directors are eligible to participate.

•	The Human Resources and Compensation Committee (HRCC) will determine the portion of the annual retainer fee to be paid each year in cash and the portion to be paid in Stock Units.

•	The number of Stock Units awarded will be based on the NYSE closing price of the Company’s Common Stock on the Award Date, or if the Award Date is not a trading day then the last trading day prior to the effective date of the Award.

•	The Company will maintain the Stock Units in a bookkeeping account until the underlying Common Stock is distributed.

•	Stock Units do not carry any voting rights and may not be transferred.

•	No cash dividends will be paid on unvested or deferred Stock Units. Additional Stock Units having a value equal to the dividends otherwise payable on the underlying Common Stock will be credited to your account on each dividend payment date until the underlying Common Stock is distributed.

•	Stock Units in your account will vest upon the earlier of (1) your death or disability, (2) a change of control of the Company, or (3) at the close of business on the first anniversary of the Award Date.

•	Stock Units will be converted into Company Common Stock and distributed on the first NYSE trading day after the vesting date unless a deferral election has been made as provided in the Plan.

The foregoing is only a summary of certain provisions of the Award provided for quick reference, and is subject in all respects to the definitions and provisions set forth in the Plan and the Award.